EXHIBIT 10.38

[SEARS HOLDINGS LETTERHEAD]

February 10, 2012

Ronald D. Boire

[Address Omitted]

Dear Ron,

The purpose of this letter is to restate your original offer letter dated December 31, 2011, as agreed to by you and Sears Holdings Corporation (“SHC”). Your start date is January 8, 2012. This letter serves as confirmation of our restated offer, as approved by the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”).

The key elements of your compensation package are as follows:

•	Your position is Executive Vice President, Chief Merchandising Officer and President, Sears FLS and Kmart Formats.

•	Annual base salary at a rate of $800,000.

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual incentive opportunity of 150% of your base salary. If your start date is before January 29, 2012, your target incentive under the 2011 AIP will be prorated from your start date through January 28, 2012, the last day of SHC’s 2011 fiscal year. If your start date is after January 29, 2012, your target incentive under the 2012 AIP will be prorated from your start date through February 2, 2013, the last day of SHC’s 2012 fiscal year. Notwithstanding the foregoing, with respect to SHC’s 2012 fiscal year, you will be eligible to receive an incentive payment equal to the greater of (a) the actual incentive earned and payable to you under the 2012 AIP or (b) $600,000 (“Special Incentive Award”). The Special Incentive Award will be reduced by any amount payable to you under the 2012 AIP. Any incentive payable with respect to a fiscal year (including the Special Incentive Award) will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date subject to the Executive Severance Agreement (as referred to below). Further details regarding your AIP target award will be provided to you following your start date.

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You received, were eligible to receive or will be eligible to receive the following grants of restricted stock under the Sears Holdings Corporation 2006 Stock Plan and subject to the terms of the applicable form of restricted stock award agreement provided by SHC for each grant:

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An initial grant of 75,000 shares of restricted stock. The grant date is January 9, 2012. The restricted shares granted will be scheduled to vest one-third on each of the first three (3) anniversaries of the grant date.

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A second grant of restricted stock with a value of $1,000,000 contingent upon you and your spouse relocating to the greater Chicago metropolitan area. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date (rounded to the nearest whole share). The grant date will be the first business day of the month following the date you and your spouse actually relocate to the greater Chicago metropolitan area. If granted, the restricted shares granted will be scheduled to vest in full on the second anniversary of the grant date.

Ronald D. Boire

February 10, 2012

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A match grant of restricted stock (“match grant”) in an amount equal to the number of SHC shares purchased by you in the market within the first ten (10) clear trading days after the formal public announcement of your hiring, up to a maximum purchase price by you of $250,000, exclusive of commission (“your aggregate stock purchases”). The match grant date will be the second business day following the date upon which the General Counsel of SHC, Dane Drobny, receives written notice and confirmation of the completion of your aggregate stock purchases. The restricted shares granted under this additional grant will be scheduled to vest on a graduated basis, with fifty percent (50%) of the total shares granted vesting on each of the first two (2) anniversaries of the grant date.

•	You will be eligible to receive a special sign-on bonus. This sign-on bonus will be payable as follows:

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$200,000 (gross), 25% of which will be payable within thirty (30) days following your start date and the balance will be paid in three (3) equal installments beginning on the first payroll period of each subsequent calendar quarter. Notwithstanding the foregoing payment schedule, the gross amount of the sign-on bonus will vest in equal monthly increments over the twelve (12) month period beginning as of your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause (as defined in the Executive Severance Agreement) within twelve (12) months of your start date, you will be required to repay the unvested amount of the paid portion of the sign-on bonus.

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$200,000 (gross), 25% of which will be payable as soon as administratively feasible following the first anniversary of your start date and the balance will be paid in three (3) equal installments beginning on the first payroll period of each subsequent calendar quarter, provided you remain actively employed through your first anniversary. Notwithstanding the foregoing payment schedule, the gross amount of the sign-on bonus will vest in equal monthly increments over the twelve (12) month period beginning as of the first anniversary of your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause within twelve (12) months of the first anniversary of your start date, you will be required to repay the unvested amount of the paid portion of the sign-on bonus.

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$200,000 (gross), 25% of which will be payable as soon as administratively feasible following the second anniversary of your start date and the balance will be paid in three (3) equal installments beginning on the first payroll period of each subsequent calendar quarter, provided you remain actively employed through your second anniversary. Notwithstanding the foregoing payment schedule, the gross amount of the sign-on bonus will vest in equal monthly increments over the twelve (12) month period beginning as of the second anniversary of your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause within twelve (12) months of the second anniversary of your start date, you will be required to repay the unvested amount of the paid portion of the sign-on bonus.

If you are required to repay any portion of this sign-on bonus as provided above, you will be required to repay the applicable unvested amount, including any taxes withheld, unless prohibited by law, to SHC within thirty (30) days of your last day worked.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as

Ronald D. Boire

February 10, 2012

disclosed to and approved by SHC in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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As required, you signed an Executive Severance Agreement (“Agreement”). If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This offer was contingent upon you signing this Agreement.

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You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

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Your office and primary place of employment will be the Hoffman Estates, Illinois Support Center. You will be provided commuter benefits during employment and until your relocation to the greater Chicago metropolitan area. These commuter benefits will include (a) weekly round trip commercial air transportation (business class) between the New York and the greater Chicago metropolitan area, (b) temporary housing allowance of $3,000 per month in the Hoffman Estates area (to be included in your last paycheck each month), (c) ground transportation (i) between your home in New York and the local airport for travel to the Hoffman Estates office, and (ii) to and from Chicago area airports when commuting to your home in New York (subject to the company’s standard corporate travel policy), (d) shipment of your personal vehicle from your home in New York to the greater Chicago metropolitan area and (e) breakfast and dinner during commuter travel in the Hoffman Estates area (subject to the meal reimbursement expense requirements set forth in the company’s standard corporate travel policy). To the extent these commuter benefits are taxable imputed income to you, they will be included in your W-2 wages and the company will add to your pay a cash gross-up equal to 35% of the imputed income amount, to defray a portion of the taxes due on the imputed income. You will be required to track your commuter expenses separate from your business expenses. Commuter-related expenses cannot be charged to your corporate One Card. You also will be reimbursed for business travel and other business-related expenses in accordance with the company’s standard corporate travel policy, as appropriate. Eligible business expenses should be charged to your corporate One Card.

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This offer also was contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test, which were all completed satisfactorily.

Ronald D. Boire

February 10, 2012

Ron, we are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Dane A. Drobny
Dane A. Drobny

Accepted:

/s/ Ronald D. Boire	2/10/2012
Ronald D. Boire	Date